Exhibit 10.32

CONFIDENTIAL SETTLEMENT AGREEMENT

AND MUTUAL RELEASE OF CLAIMS

1. Parties. This Confidential Settlement Agreement and Mutual Release of Claims (“Agreement”) is made by and between Jeff Gilford (“Gilford”) and Catcher, Inc. (“Catcher”) (individually a “Party” or collectively “the Parties”).

2. Purpose of Agreement. The purpose of this Agreement is to settle completely and cause the release of any and all known and unknown claims by and between Gilford and Catcher (other than those expressly excluded herein), including but not limited to any and all claims relating to Gilford’s employment with Catcher and the termination of Gilford’s employment with Catcher.

3. Consideration. In consideration of the release and other covenants set forth herein, Catcher hereby agrees to pay Gilford the gross amount of $300,000, less applicable federal and state withholdings (“Consideration”). The Consideration shall be paid to Gilford as follows: (a) a check made payable to “Jeff Gilford” in the gross amount of $200,000, less applicable federal and state withholdings, delivered to counsel for Gilford on March 1, 2007 (the “First Installment”); and (b) a check made payable to “Jeff Gilford” in the gross amount of $100,000, less applicable state and federal withholdings, delivered to counsel for Gilford on or before June 1, 2007, but in no event earlier than March 1, 2007 (the “Second Installment”). Catcher and Gilford intend that such payments do not constitute deferred compensation under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and, as a result, that such payments will not be required to be reported as any type of nonconforming Section 409A payments. Catcher has not provided any tax advice to Gilford as the basis of this Agreement, and Gilford has obtained independent tax advice concerning payment of taxes relating to the Consideration to the extent Gilford believes such advice is necessary.

4. Expense Reimbursement. Catcher shall reimburse Gilford for business expenses in the gross amount of $86.26 (“Reimbursement”). The Reimbursement shall be paid to Gilford in the form of a check made payable to “Jeff Gilford” within seven (7) business days from the Effective Date of this Agreement. Catcher shall not have any further obligation to reimburse Gilford for business related expenses.

5. Restricted Stock. In further consideration of the release and other covenants set forth herein, Catcher hereby acknowledges that the 50,000 shares of common stock granted to Gilford pursuant to that certain Restricted Stock Award Agreement, dated March 14, 2006 (the “Restricted Stock Award Agreement”) which had not previously vested became fully vested as of August 31, 2006. The 50,000 shares of common stock which vested on August 31, 2006 are referred to as the “Vesting Shares.” The 100,000 shares of common stock granted under the Restricted Stock Award Agreement are referred to as the “Shares.”

6. Payment of Withholding Tax Liability. In further consideration of the release and other covenants set forth herein, pursuant to Section 5(b)(ii) of the Restricted Stock Award Agreement, the Parties agree that Catcher will be reimbursed for the payment by Catcher of the withholding tax liability of $49,156 (the “Withholding Amount”), resulting from the acceleration of vesting of the Vesting Shares by Gilford’s payment of the Withholding Amount to Catcher in the form of a check made payable to Catcher delivered to Catcher following receipt by Gilford of the Written Evidence (as defined below) and in any event on or before October 20, 2006. The Parties further agree that to the extent Catcher is obligated to pay additional related employee withholding taxes to the Social Security Administration resulting from the acceleration of vesting of the Vesting Shares and/or is obligated to remit additional related employee withholding funds to the Internal Revenue Service due to the prior vesting of additional shares under the Restricted Stock Award Agreement (“Additional Withholding Amount”), Gilford hereby authorizes Catcher to deduct up to $50,000 from the payment of the Second Installment to Gilford as reimbursement to Catcher for the Additional Withholding Amount. The Withholding Amount, which shall be deposited by Catcher on behalf of Gilford to the respective payroll tax regulatory agencies no later than October 9, 2006, was calculated based on the value of the Vesting Shares at the average closing price of $2.75 on August 31, 2006 (the “Vesting Share Price”) multiplied by the supplemental flat tax rates for both Federal and State taxes plus withholding rate for Medicare. Catcher shall deliver to Gilford, no later than the Effective Date of this Agreement, written evidence of payment by Catcher of the entire Withholding Amount (the “Written Evidence”), and Gilford shall thereafter act in accordance with this Section to reimburse Catcher for the Withholding Amount. Catcher shall also deliver to Gilford written evidence of payment by Catcher of any Additional Withholding Amount within seven (7) business days following such payment.

7. Vesting. For the avoidance of doubt, any and all common stock issued to Gilford, options to purchase shares of common stock and warrants to purchase common stock held by Gilford became fully vested as of August 31, 2006, including 100,000 shares of common stock, the option to purchase 918,000 shares of common stock, and a warrant to purchase 65,000 shares of common stock (the “Gilford Warrant”). The rights and obligations of the parties with respect to these shares shall otherwise continue to be governed by the applicable Restricted Stock Award Agreement, Gilford Warrant, Stock Option Award Agreement, the Lock-Up Agreement between Gilford and Emerging Growth Equities, Ltd. dated March 15, 2006, and other plans and agreements as applicable (collectively the “Equity Agreements”).

8. Future Cooperation. Catcher shall act in good faith to cooperate with Gilford on all future exercise requests from Gilford with respect to any of the Equity Agreements, as well as requests by Gilford for the removal of legends or other restrictions with respect to any shares of common stock issued or issuable to Gilford if, at the time of such request, such legends or other restrictions (i) have expired or terminated by their terms or under applicable law, (ii) are otherwise no longer effective, or (iii) if such shares have not been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, such shares are, in the good faith opinion of legal counsel to Catcher, subject to an effective exemption from registration under applicable securities laws. Catcher shall process such requests with timing of the essence. In addition, Catcher shall also agree to designate Fidelity or its affiliates or agents, as requested in writing from time to time by Gilford, as a designated brokerage firm approved by Catcher pursuant to (i) Section 3.d of the Stock Option Award Agreement, and (ii) with respect to each of the Gilford Warrant and the Blackburn Warrant (as defined below), the cashless exercise provision added thereto upon the amendment provided for under this Section 8.

9. Amendment of Warrants; Delivery of Securities. Catcher shall, within thirty (30) days following the Effective Date, take all action necessary on Catcher’s part to duly authorize, approve and effect the amendment of the Gilford Warrant and the Catcher Holdings, Inc. Warrant to Purchase 20,000 Shares of Common Stock issued to Stan Blackburn (the “Blackburn Warrant” and, together with the Gilford Warrant, the “Warrants”) to include in each such Warrant a cashless exercise provision having the same or substantially similar language as provided in Section 3.d of the Stock Option Award Agreement for method of payment of any exercise made under either such Warrant. In addition to the timely processing of any exercise or legend removal requests as provided in Section 8 above, Catcher shall deliver (i) to Gilford the original Gilford Warrant, as amended, immediately following the amendment of the Warrants, but in any event no later than three business days thereafter, and (ii) to Mr. Blackburn the original Blackburn Warrant, as amended, within three business days following written request by Mr. Blackburn.

10. Mutual Release. In consideration of the mutual covenants and releases given herein, Gilford on the one hand and Catcher on the other, for themselves and for each of their respective past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, officers, directors, employees, predecessors, subsidiaries, parents, affiliates, successors, insurers, and representatives (“Releasors”), hereby release and discharge the other and their respective past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, officers, directors, employees, predecessors, subsidiaries, parents, affiliates, successors, insurers, and representatives (“Releasees”) from any and all claims and causes of action, known or unknown, which Releasors now have or may have against any of the Releasees arising through the date of this Agreement, including but not limited to claims relating to Gilford’s employment, discrimination, harassment, retaliation, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional and negligent infliction of emotional distress, violation of privacy rights, violation of the California Labor Code (including claims for unpaid wages, bonus, and/or severance), violation of any other state or federal law, any charge of discrimination filed by Gilford against Catcher with any state of federal agency, and/or attorneys’ fees and costs incurred in reaching this Agreement. The Parties specifically agree that the Employment Agreement between them effective June 16, 2005 (the “Employment Agreement”), is hereby rescinded and revoked by mutual agreement (other than Gilford’s continuing obligations under Section 6(a) of the Employment Agreement), and Releasors hereby release and discharge Releasees from any and all claims under the Employment Agreement. The Parties agree that this mutual release shall not apply to: (a) the rights and obligations of the Parties under this Agreement and the Equity Agreements; (b) claims for fraud, embezzlement or other knowingly and intentional misconduct by Gilford in the course of his employment with Catcher; (c) Gilford’s obligations under Section 6(a) of the Employment Agreement; and (d) claims for indemnification by Gilford against Catcher for damages incurred as a result of Gilford’s conduct within the course and scope of Gilford’s employment with

Catcher. The Parties expressly acknowledge and agree that neither Catcher nor Gilford would enter into this Agreement but for the representation and warranty that Gilford and Catcher are hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Gilford or Catcher now has or could assert directly or indirectly against any of the Releasees, other than those expressly excluded herein.

11. Waiver. It is the intention of the Parties in executing this instrument that it shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Gilford and Catcher hereby expressly waive any and all rights and benefits conferred upon Gilford and Catcher by the provisions of Section 1542 of the California Civil Code and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, and causes of action, if any. Section 1542 of the California Civil Code provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, this Agreement shall be in full settlement of all claims and disputes being released herein, including unknown claims. Gilford and Catcher expressly waive all rights under Section 1542, which section has been explained to Gilford and Catcher by legal counsel to the extent Gilford and Catcher so desire, and which Gilford and Catcher fully understand.

12. Age Release. Gilford understands and agrees that, by entering into this Agreement: (i) Gilford is waiving any rights or claims Gilford might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) Gilford has received consideration beyond that to which Gilford was previously entitled; (iii) Gilford has been advised to consult with an attorney before signing this Agreement; and (iv) Gilford has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to Gilford’s execution of the Agreement. Gilford may revoke this Agreement (by written notice hand-delivered to counsel for Catcher) for a period of seven (7) days after Gilford’s execution of the Agreement, and this Agreement shall become effective on the eighth (8th) day after it has been signed by Gilford provided Gilford has not revoked the Agreement prior to that date (“Effective Date”).

13. Removal of References to Gilford’s Continued Employment or Affiliation With Catcher from Catcher Documents. Following execution of this Agreement, Catcher shall promptly remove any references to Gilford’s continued employment or continued affiliation with Catcher (other than as an individual that holds an equity interest in Catcher), including but not limited to the Catcher website, marketing materials distributed in the future, future SEC filings, or other related documents, unless required by law or regulation.

14. No Actions or Charges. Gilford represents and warrants that Gilford does not presently have on file any complaints, charges, or claims (civil, administrative, or criminal) against Catcher with any administrative, state, federal or governmental entity, agency, board or court.

15. No Assignment or Transfer of Claims. Gilford and Catcher represent and warrant that they have not heretofore assigned, transferred or purported to assign or transfer to any other person or entity any rights, claims or causes of action herein released and discharged and no other person or entity has any interest in the matters herein released and discharged. Furthermore, Gilford and Catcher shall indemnify and hold the other and all persons or entities released herein harmless from and against any rights, claims or causes of action which have been assigned or transferred contrary to the foregoing representations, or in violation of the foregoing warranties, and shall hold such persons or entities harmless from any and all loss, expense and/or liability arising directly or indirectly out of the breach of any of the foregoing representations or warranties.

16. No Admission of Liability. This Agreement is a compromise and settlement of disputed claims being released herein, and therefore this Agreement does not constitute an admission of liability on the part of Gilford, Catcher or any Releasees, or an admission, directly or by implication, that Gilford, Catcher or any of the Releasees has violated any law, rule, regulation, policy or any contractual right or other obligation owed to any party. Gilford and Catcher specifically deny all allegations of improper or unlawful conduct. Gilford and Catcher intend merely to avoid litigation.

17. Confidential Information and Non-solicitation of Employees. Gilford hereby agrees to comply with his continuing obligations under Section 6(a) of the Employment Agreement. For a period of one (1) year following the Effective Date of this Agreement, Gilford further agrees not to solicit, induce, recruit or encourage any person or entity providing services to Catcher as an employee or independent contractor to terminate his, her or its employment or independent contractor relationship with Cather.

18. Confidentiality. Gilford agrees and promises that the existence, terms and conditions of this Agreement, including but not limited to the fact and amount of payment, (collectively the “Confidential Matters”) shall not be described or discussed or caused to be described or discussed in any manner, either written or oral, directly or indirectly, with any person, organization, company or entity, other than Gilford’s spouse, attorneys, and/or tax advisors, without the prior written consent of Catcher.

19. No External or Prior Representations. Each Party represents and warrants that such Party is not relying, and has not relied, on any representations or statements, verbal or written, made by any other Party with regard to the facts involved in this controversy or with regard to such Party’s rights or asserted rights arising out of Gilford’s alleged claims or the execution and terms of this Agreement, except as provided herein. Each Party has consulted with an attorney regarding the terms of this Agreement and has entered into this Agreement freely, willingly and without any coercion or duress.

20. Entire Agreement. This Agreement constitutes the entire written agreement of compromise and settlement between the Parties. There are no other agreements, whether oral or written, modifying its terms. This Agreement supersedes any and all prior written or oral agreements (including oral or written settlement agreements) relating to Gilford’s employment between any of the Parties, but shall not supersede Section 6 of the Employment Agreement, the 2005 Stock Incentive Plan, Stock Option Award Agreement, Restricted Stock Award Agreement, or the Gilford Warrant between the Parties. The terms of this Agreement can only be modified by a writing signed by the Parties expressly stating that such modification is intended.

21. Future Actions. This Agreement may be pled as a full and complete defense and may be used as the basis for an injunction against any action, suit, or proceeding that may be prosecuted, instituted, or attempted by either Party in breach thereof.

22. Attorneys’ Fees and Costs. In any action between the Parties based on this Agreement, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees and costs incurred by it/him in the action.

23. Governing Law. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California.

24. Cooperation in Executing Settlement Documentation. The Parties to this Agreement shall execute any and all further documents that may be required to effectuate the purposes of this Agreement.

25. Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and to their respective representatives, successors, heirs, agents and assigns.

26. Counterparts. This Agreement may be executed in counterparts, and if so executed each such counterpart shall have the force and effect of an original. Photocopies of such signed counterparts may be used in lieu of the originals for any purpose.

27. Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

28. Modification. No breach of any provision of this Agreement can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

29. Construction. This Agreement shall not be interpreted for or against any Party on the basis that such Party or its legal representative caused part or all of this Agreement to be drafted.

30. Section Headings. The section headings of this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

31. Authority to Sign. Each individual signing this Agreement directly and expressly warrants that he/she has been given and has received and accepted authority to sign and execute the documents on behalf of the Party for whom it is indicated he/she has signed, and further has been expressly given and received and accepted authority to enter into a binding agreement on behalf of such Party with respect to the matters concerned herein and as stated herein.

WE, THE UNDERSIGNED, HAVE READ THE FOREGOING AND, HAVING BEEN ADVISED BY COUNSEL, FULLY UNDERSTAND AND AGREE TO ITS TERMS.

Dated: October 6, 2006	/s/ Jeff Gilford
Jeff Gilford
Catcher, Inc.

Dated: October 6, 2006	/s/ Charles Sander
	By:	Charles Sander
	Its:	President and Chief Executive Officer

APPROVED AS TO FORM:

DLA PIPER US LLP

Dated: October 6, 2006	/s/ Randy Socol
Randy Socol
Attorneys for Jeff Gilford

MORRISON & FOERSTER LLP

Dated: October 6, 2006	/s/ Rick Bergstrom
Rick Bergstrom
Attorneys for Catcher, Inc.